Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

R. Dirk Allison
Senior Vice President & CFO
(214) 922-9711
ODYSSEY HEALTHCARE ANNOUNCES PRELIMINARY FOURTH QUARTER AND
2006 RESULTS; DISCONTINUATION OF TULSA, OKLAHOMA PROGRAM; AND
EARNINGS GUIDANCE FOR 2007
     DALLAS, TEXAS (January 29, 2007) — Odyssey HealthCare, Inc. (Nasdaq: ODSY) one of the largest providers of hospice care in the United States, today announced preliminary financial results for the fourth quarter and year ended December 31, 2006.
     The Company expects fourth quarter net patient service revenues to be approximately $100 million and $410 million for 2006, fourth quarter income from continuing operations to be approximately $2.6 million and $21.0 million for 2006, fourth quarter net income to be approximately $2.1 million and $20.0 million for 2006, fourth quarter earnings per diluted share from continuing operations to be approximately $0.07 to $0.08 and $0.60 to $0.61 for 2006, and fourth quarter net income per diluted share to be approximately $0.06 to $0.07 and $0.58 to $0.59 for 2006.
     Included in the above results for the fourth quarter of 2006 and for the full year 2006 are the following pre-tax charges: a Medicare cap contractual adjustment of approximately $3.3 million that relates to an increase in the Company’s estimated Medicare cap liability for 2005; severance expense of approximately $0.3 million; an increase in the Company’s litigation reserve of $0.6 million ($0.3 million of which was accrued in the fourth quarter of 2006) for potential liability related to an automobile accident; and a $0.7 million adjustment to the Company’s 2006 Medicare cap contractual in the fourth quarter of 2006 related to prior quarters. The cumulative effect of these items is a reduction to the Company’s estimated earnings per diluted share from continuing operations for the fourth quarter of 2006 of approximately $0.07 and a reduction to the Company’s estimated earnings per diluted share from continuing operations for 2006 of approximately $0.06.
     These preliminary results are based on unaudited financial information and on preliminary information reviewed by the management to date. These preliminary results remain subject to the completion of the Company’s internal review of its financial results, its independent auditors’ completion of its audit of the Company’s 2006 financial statements and potential revisions resulting therefrom. The Company will provide its fourth quarter and full year 2006 results on Tuesday, February 20, 2007.
     “We have recently received several cap settlement letters from our fiscal intermediaries for the 2005 Medicare cap year. Based on these letters we have determined that we underestimated the impact of certain patient transfers in and out of our programs subject to the

Odyssey HealthCare Preliminary Results

Medicare cap, particularly patients who left our program without transferring directly to another hospice provider, but subsequently elected hospice care with another provider,” said Robert A. Lefton, President and Chief Executive Officer of Odyssey. “We are continuing to refine and improve our process for estimating the Medicare cap contractual allowance; however the impact of patient transfers continues to be one of the most difficult variables to predict due in large part to the difficulty of predicting a patients future length of stay with us, in the case of a transfer into our program, or with another provider, in the case of a transfer out or other type of live discharge from one of our programs.”
Fourth Quarter and Full Year 2006
     The information presented below under the headings “Volume” and “Medicare Cap Contractual” excludes discontinued operations.
Volume
     Admissions for the fourth quarter of 2006 were 8,306 compared to 8,405 for the fourth quarter of 2005, a decrease of 1.2 percent. Admissions for 2006 were 34,056 compared to 33,024 for 2005, an increase of 3.1 percent.
     In the fourth quarter of 2006, the average daily census increased 2.4 percent to 8,412 patients from 8,213 patients in the fourth quarter of 2005. Average daily census was 8,350 for 2006, an increase of 5.6 percent over average daily census of 7,907 for 2005.
     The average length of stay for the fourth quarter of 2006 was 87.8 days, compared to 81.7 days in the fourth quarter of 2005. The average length of stay for 2006 was 86.0 days, compared to 82.2 days for 2005.
Medicare Cap Contractual
     The Company said it recognized a contractual reduction in revenue in the fourth quarter of 2006 of 9.7 percent of fourth quarter gross revenue, which includes a Medicare cap contractual adjustment of 7.7 percent of gross revenue (inclusive of the $3.3 million increase in the Company’s estimated Medicare cap liability for 2005 and the $0.7 million increase in the Company’s estimated Medicare cap contractual allowance for 2006 related to prior quarters) and a commercial contractual adjustment of 2.0 percent of gross revenue, as compared to a reduction in revenue in the fourth quarter of 2005 of 5.2 percent of gross revenue, which includes a Medicare cap contractual adjustment of 3.7 percent of gross revenue (exclusive of the $3.3 million increase in the Company’s estimated Medicare cap liability for 2005) and a commercial contractual adjustment of 1.5 percent of gross revenue.
     The contractual reduction in revenue for 2006 was 5.1 percent of gross revenue, which includes a Medicare cap contractual adjustment of 3.5 percent of gross revenue (inclusive of the $3.3 million increase in the Company’s estimated Medicare cap liability for 2005) and a commercial contractual adjustment of 1.6 percent of gross revenue, as compared to a reduction in revenue in the corresponding period of 2005 of 3.8 percent of gross revenue, which includes a

Odyssey HealthCare Preliminary Results

Medicare cap contractual adjustment of 2.4 percent of gross revenue (exclusive of the $3.3 million increase in the Company’s estimated Medicare cap liability for 2005) and a commercial contractual adjustment of 1.4 percent of gross revenue.
Discontinuation of Tulsa, Oklahoma Program
     The Company also announced it will exit the Tulsa, Oklahoma hospice market and is reviewing its options with respect to the potential sale or closure of the program. “Our Tulsa program has been unable to achieve a balanced patient mix due to certain competitive issues in the Tulsa market and therefore has been severely impacted by the Medicare cap,” said Mr. Lefton. “There is clearly an unmet need for certain types of patients in the area, but due to the impact of the Medicare hospice cap, it is not financially feasible to continue to provide those services absent a change in the cap formula.” The Tulsa, Oklahoma program lost approximately $0.8 million in 2006. The Company estimates it will incur a charge of approximately $0.5 million in the first quarter of 2007 related to its decision to discontinue its Tulsa, Oklahoma operations.
2007 Outlook
     “In light of this announcement, we believe it is important to provide you with our financial projections for 2007 and some of the key assumptions included in these projections,” said Mr. Lefton. “We are currently projecting earnings per diluted share from continuing operations of between $0.68 and $0.73 for 2007 based on net patient service revenue of approximately $433 million to $443 million for 2007.” The following assumptions are included in the Company’s 2007 earnings guidance:
•	estimated average daily census for 2007 of between 8,400 and 8,700;

•	estimated Medicare cap contractual allowance of between 2.8% to 3.0% of gross revenue for 2007;

•	the development of three to four new Medicare-certified provider locations in 2007;

•	the development of five to six additional inpatient units in 2007 resulting in additional operating expenses of approximately $3.0 million in 2007;

•	bad debt expense of 1.0% to 1.2% of net patient service revenue for 2007; and

•	capital expenditures of approximately $6.6 million in 2007, excluding inpatient capital expenditures.
     Odyssey will host a conference call to discuss the Company’s preliminary financial results for the fourth quarter and 2006 and its 2007 earnings guidance on Tuesday, January 30, 2007, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). The call will be broadcast live and can be accessed through the Investor Relations section of the Company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.
     Based in Dallas, Odyssey has 81 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the

Odyssey HealthCare Preliminary Results

largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in the presentation to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions; adverse changes in reimbursement levels under Medicare and Medicaid programs; adverse changes in the Medicare payment cap limits and increases in the Company’s Medicare cap contractual adjustment; decline in patient census growth; increases in inflation including inflationary increases in patient care costs; challenges inherent in and potential changes in the Company’s growth and expansion strategy; our ability to effectively implement the Company’s 2007 operations initiatives; the ability to attract and retain healthcare professionals; the Company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources; our ability to implement a new integrated billing and clinical management and electronic medical records system; changes in state or federal income, franchise or similar tax laws and regulations; adverse changes in the state and federal licensure and certification laws and regulations; adverse results of regulatory surveys; delays in licensure and/or certification; government and private party, legal proceedings and investigations; cost of complying with the terms and conditions of our corporate integrity agreement; adverse changes in the competitive environment in which the Company operates; adverse impact of natural disasters; changes in our estimate of additional compensation costs under FASB Statement No. 123(R); and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A. Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and its most recent report on Form 10-Q and in its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

Odyssey HealthCare Preliminary Results